EXHIBIT 21

SUBSIDIARIES

Subsidiary

Jurisdiction of Organization

Global Energy Development Ltd.	Delaware
Texas Assumed Name: TGE—Texas Global Energy, Ltd.
Global Energy Development PLC (34% Ownership)	England and Wales
Gulf Energy Management Company	Delaware
Texas DBA: Harken GEM Corporation
GEM-CBM Company	Delaware
Harken Energy Market Investments, Inc.	United States Virgin Islands
Harken Exploration Company	Delaware
South Coast Exploration Company	Texas
XPLOR Energy, Inc.	Delaware
XPLOR Energy Operating Company	Oklahoma
XPLOR Energy SPV-1, Inc.	Oklahoma